Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Spectrum Brands Holdings, Inc.:
We consent to the incorporation by reference in the registration statements (No. 333-167569, No. 333-167574, and No. 333-172598) on Form S-8 of Spectrum Brands Holdings, Inc. of our report dated November 27, 2013, with respect to the consolidated statements of financial position of Spectrum Brands Holdings, Inc. and subsidiaries as of September 30, 2013 and 2012, and the related consolidated statements of operations, comprehensive income (loss), shareholders’ equity, and cash flows for each of the years in the three-year period ended September 30, 2013, and the related financial statement schedule II, and our report dated November 27, 2013 with respect to the effectiveness of internal control over financial reporting as of September 30, 2013, which reports appear in the annual report on Form 10-K of Spectrum Brands Holdings, Inc.
Our report refers to the Company’s election to change its method of presenting tax withholdings for share-based payment awards paid to a taxing authority on behalf of an employee from an operating activity to a financing activity within the consolidated statements of cash flows for all periods presented.

/s/ KPMG LLP
Milwaukee, Wisconsin
November 27, 2013